Exhibit 3.5

CERTIFICATE OF LIMITED PARTNERSHIP OF OCEAN RIG OPERATING LP Reg. No. 950071
AS A LIMITED PARTNERSHIP

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 10 of the Limited Partnership Act on

NON RESIDENT

August 4, 2014

Deputy Registrar

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS

LIMITED PARTNERSHIP ACT

The undersigned, Niki Fotiou, Secretary and President of Ocean Rig Operating Partners GP LLC, for the purpose of forming a Limited Partnership hereby certify:

1.	The name of the Limited Partnership is Ocean Rig Operating LP (the “Partnership”).

2.	The registered address of the Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name and the mailing address of the general partner is:

Name:	Ocean Rig Operating Partners GP LLC

Address:	c/o Ocean Rig Management Inc. 109 Kifisias Avenue and Sina Street GR-15124, Amaroussion Athens, Greece

4.	The Partnership shall file a Certificate of Cancellation upon the dissolution and completion of winding up of the Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 4th day of August, 2014.

Ocean Rig Operating Partners GP LLC General Partner

By:

Niki Fotiou
President and Secretary